Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 27, 2012		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES PARTIAL REPURCHASE OF PREFERED STOCK
IN U.S. TREASURY AUCTION

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with four bank subsidiaries, announced today that it has been notified that it successfully bid to repurchase 10,252 shares of the 22,252 shares of Premier’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”), issued to the U.S. Treasury as part of the U.S. Treasury’s Troubled Asset Relief Program (“TARP”).

On July 9, 2012, the U.S. Treasury announced its intent to sell its investment in Premier’s Series A Preferred Shares along with similar investments the U.S. Treasury had made in 11 other financial institutions, principally to qualified institutional buyers.  Using a modified Dutch auction methodology that establishes a market price by allowing investors to submit bids at specified increments during the period of July 23, 2012 through July 26, 2012, the U.S. Treasury auctioned all of Premier’s 22,252 Series A Preferred Shares.  The closing price of the auctioned shares was $901.03.

Premier sought and obtained regulatory permission to participate in the auction.  At the closing price of $901.03 Premier was able to preserve over $1.0 million of capital versus redeeming the Series A Preferred Shares at the liquidation preference of $1,000.

President and CEO Robert W. Walker commented, “We are very pleased to have been able to participate in the U.S. Treasury’s auction.  Premier applied to receive the TARP funds to raise capital to assist in the purchase of Abigail Adams National Bancorp (“Abigail Adams”) because of the high level of non-performing loans at Abigail Adams.  Premier discounted the troubled loans upon acquisition and used the additional capital to supplement the subsidiary banks’ balance sheets.  Thirty months later, Premier has made progress in rehabilitating the non-performing loan portfolio and has reduced the overall credit risk that it assumed in the Abigail Adams acquisition. We believe that Premier is a prime example of the success of the TARP Capital Purchase Program.”

On October 2, 2009, Premier received $22,252,000 of TARP funds from the issuance (i) 22,252 Series A Preferred Shares, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant (the “Warrant”) to purchase 628,588 Premier common shares, each without par value (the “Common Shares”), at an exercise price of $5.31 per share (subject to certain anti-dilution and other adjustments) to raise capital to assist Premier in the purchase of Abigail Adams.  Abigail Adams, as a holding company, owned two banks which were struggling with high past due and non-accrual loans, low liquidity and low earnings performance.  Premier used the capital proceeds to supplement the capital position of the banks after discounting the troubled assets to a net realizable value.  The funds also allowed Abigail Adams to retire long-term debt reducing the leverage of the combined company.

Premier recently announced that its July 29, 2010 Written Agreement with the Federal Reserve Bank of Richmond (“FRB”) has been terminated by the FRB.  In a notice posted on the Federal Reserve System Board of Governors’ website on July 24, 2012, (www.federalreserve.gov), the FRB noted that Premier has fully satisfied all of the provisions of the Written Agreement and, accordingly, the FRB had terminated the agreement effective July 23, 2012, releasing Premier from its obligations requiring prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System for declaring or paying any dividends, and requiring prior written approval of the FRB before incurring, increasing or guaranteeing any debt or purchasing or redeeming any shares of its stock.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.